KRESTON GTA

December 11, 2023

To: Whom it may concern:

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 1, 2023, on the consolidated financial statements of GameSquare Esports Inc., which comprise of the consolidated statements of financial position as of December 31, 2022 and 2021, consolidated statements of loss and comprehensive loss, changes in shareholders' equity, and statements of cash flows for the year and thirteen months period then ended December 31, 2022 and 2021, and the related notes (collectively referred to as the "consolidated financial statements"), which are incorporated by reference herein and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus included in the Registration Statement on Form F-4 dated December 11, 2023 of GameSquare Holdings, Inc.

Kreston GTA LLP

Chartered Professional Accountants
Markham, Canada
December 11, 2023